Exhibit 23.5

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Registration Statement (No. 333-213634) on Form S-1/A of Extraction Oil & Gas, LLC of our report dated June 4, 2015, relating to the statements of revenues and direct operating expenses of properties acquired by Extraction Oil & Gas, LLC from Bayswater Exploration & Production, LLC for the nine months ended September 30, 2014 and the year ended December 31, 2013.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Hein & Associates LLP

Denver, Colorado

October 3, 2016